THIS AGREEMENT made as of the 20th day of August 2005.

BETWEEN:

DAVID J. JAVORSKY

818 - 470 Granville Street Vancouver, B.C.

W6C 1V5

(hereinafter referred to as "Javorsky')

OF THE FIRST PART

AND:

JET GOLD CORP.

#1102 - 475 Howe Street

Vancouver, B.C.

V6C 283

(hereinafter referred to as "Jet")

OF THE SECOND PART

WHEREAS:

A.

Javorsky is the owner of 3 mineral lode claims and two placer leases located in the Atlin Mining Division, British Columbia known as the Consolation Group, (the "Claims') pursuant to Ministry of Mines Record Numbers: #50512 Consolation of 85.08 ha., #509725 Con Ext of 16.27 ha., #512090 Jet. Ext. of 210.60 ha., Placer lease #518789 Con Placer and #518791 Con South Placer

B.

Jet wishes to have an option to acquire Javorsky's rights to the Claims;

C.

Javorsky has agreed to sell his rights to the Claims to Jet.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.

OPTION

1.01

Javorsky hereby grants to Jet

(a)

An irrevocable Option during the term hereof to acquire the Claims at the price and on the terms set forth herein; and

(b)

Until the exercise of the Option, the exclusive right to prospect, explore, develop, mine, produce and remove minerals from the Claims.

2.

OPTION PRICE AND ROYALTY

2.01

The Option Price for the acquisition of the Claims shall be;

(a)

the payment of five thousand dollars ($5,000), upon signing of this Agreement

(b)

The issuance to Javorsky of 200,000 common shares of Jet as follows:

(i)

50,000 shares upon approval of this Agreement by the TSX Venture Exchange;

(ii)

50,000 shares upon the expenditure of $50,000 on the claims and the recommendation to continue, or one year from date, whichever comes later,

(iii)

50,000 shares upon expenditure of an additional $75,000 on the claims and a recommendation to continue,

(iv)

50,000 shares upon the expenditure of an additional $100,000 on the claims and a recommendation to continue.

(c)

a royalty of two percent (2%) of annual net smelter returns and/or the net value of placer gold recovered from the property.

(i)

Jet may acquire the Royalty at any time by paying one million dollars ($1,000,000) to Javorsky;

2.02

Bonus Shares

(a)

Upon the occasion of the property being put into commercial production Jet vin7l issue to Javorsky 100,000 shares.

3.

MINIMUM WORK COMMITMENTS

(a)

Jet shall cause to be expended on the claims a minimum of $225,000 as follows:

(i)

a minimum of $50,000 during the first year of this Agreement;

(ii)

a minimum of $75,000 during the second year of this Agreement;

(iii)

a minimum of $100,000 during the third year of this Agreement;

4.

TRANSFER OF CLAIMS

4.01

Jet shall be conclusively deemed to have exercised the Option upon paying the option price, expending the minimum exploration expenditures and issuing the common shares as set out in 2.01 (b) above.

4.02

Javorsky undertakes to provide transfers of the Claims in recordable form upon the decision of Jet to put the property into production. The transfers will be recorded in the Company's name and transfers in recordable form will be held in escrow by the Company's attorneys, Tupper Jonnsen and Yeadon, to be delivered back to Javorsky if the Company fails to complete the option payments.

5.

POSSESSION

5.01

From the date hereof, Jet will be entitled to possession of the Claims and during the continuance of this Agreement will be entitled to enter upon the Claims to erect buildings, to install machinery thereon, to explore and develop the Claims and to  win, take and turn the ore thereof to account

6.

REPRESENTATIONS AND WARRANTIES

6.01

Javorsky represents and warrants to Jet that

(a)

He has the right to dispose of a full interest in and to the Claims;

(b)

He has the right and authority to carry out the terms and conditions of this Agreement, and

(c)

No person, firm or corporation, has or will have any option or right or any right capable of becoming an option to the Claims during the continuance of this Agreement.

6.02

Jet represents and warrants to Javorsky that it

(a)

Is a company duly incorporated under the laws of the Province of British Columbia, and

(b)

Has the power, authority and capacity to enter into this Agreement and to carry out the transaction contemplated herebj, ail of which has been duly and validly authorized by all necessary corporate proceedings.

7.

COVENANTS

7.01

Until the Option is exercised Jet covenants to:

(a)

Keep the. Claims free and clear of all liens, caveats, charges or encumbrances arising from its operations;

(b)

Pay, according to law, all accounts of every kind for wages, supplies, worker's compensation assessments and all other accounts and indebtedness incurred by it or its servants in connection with any operation carried out by it or its servants on or with respect to the Claims as such payments become due and payable so that no claim, lien or caveat can arise against the Claims, the ores, minerals or metals contained therein or produced there from and to discharge properly any such inc umbrance, lien or caveat which may arise;

(c)

File all necessary representation work and pay all necessary renewals fees at least one month in advance of their respective anniversary dates to keep the Claims in good standing for a period of not less than one year, and to give notice to Javorsky that same has been done;

(d)

Pay such rents, royalties, taxes, rates, duties and assessments as may be imposed, charged or levied upon the Claims and the production there from by any governmental agency having the right and power to do so;

(e)

Conduct all exploration, development and mining operations on the Claims in accordance with good mining practices and in full conformity of all mining laws and regulations of the Province of British Columbia, Canada.

(f)

if this Agreement is terminated prior to full issuance of all of the shares required by paragraph 2 herein to furnish Javorsky copies of all maps, plans, reports, logs and assays and any and all engineering and other data with respect to the Claims as may be then in its possession or available to it.

(g)

as a condition of this Agreement, Jet agrees to use Burton Consulting inc. as its geological consultant and exploration manager on this project, providing at all times that Burton Consulting is competitive within the industry for its cost and charges for exploration and consulting.

8.

INDEMNITY

8.01

Jet agrees to indemnify and save harmless Javorsky from and against any and all actions, claims, suits, demands, loss and damage whatsoever which may arise as a result of or because of the operations of Jet, its agents, servants, contractors, Invitees or employees on the Claims.

8.02

Jet further agrees to indemnify and save harmless Javorsky from all actions, claims, suits demands, loss and damage whatsoever which may result by mason of injury Including injury resulting in death, to any person or persons employed by Jet upon the Claims, or which may arise by reason of damage done to any property as a result of any work on or occupation of the Claims by Jet

9.

DEFAULT

9.01

Should Jet

(a)

Become insolvent, commit an act of bankruptcy, make an assignment for the benefit of any of its creditors, make any assignment or proposal under the Bankruptcy Act, suffer a receiver to be appointed; or

(b)

Fail to comply with any of its obligations hereunder, then Javorsky may give Jet written notice specifying such default and unless within 30 days after the giving of such notice of default, Jet has cured or rectified such default, then this Agreement shall terminate and Javorsky shall be entitled to re-enter upon and repossess the Claims for his own use absolutely.

9.02

Delay in the performance of any covenant herein agreed to by Jet, other than those with respect to the filing of representation work or the payment of fling fees hereunder, shall be excused if such delay was due to strikes, lock outs, labour shortages, power shortages, fires, acts of God, acts of war, governmental regulations restricting normal operations, or any other reason or reasons other than lack of funds, beyond the control of Jet and the time limited for the performance of such covenant shall be extended by a period of time equal in length to the prevention and delay.

9.03

If any event specified in paragraph 8.02 hereof occurs, Jet shall forthwith give notice to Javorsky of the existence of such event and further notice when such event has ceased to exist.

9.04

Jet shall use reasonable diligence to remove such cause of disability as may occur from time to time.

10.

TERMINATION

10.01

Jet shall have the right to terminate this Agreement upon 90 days written notice to Javorsky.

10.02

Should this Agreement be terminated, then Jet shall be entitled, within 12 months of the date of such termination, to remove from the Claims all of its goods and chattels brought upon the Claims, provided always that such goods and chattels shall be removed at the sole expense of Jet and without inconvenience, or expense to Javorsky.

11.

OPTION ONLY

Save and except for the obligation of Jet to:

(a)

expend the minimum exploration amounts as set forth in paragraph 3 of this Agreement;

(b)

issue the shares as set forth in paragraph 2.01 (b);

(c)

Maintain the Claims in good standing during the continuance of this Agreement;

the Option is an option only and not a contract of purchase and sale end, prior to Jet exercising the Option, neither the doing of anything nor the postponement of the doing of anything shall be construed as obligating Jet to pay anything further under this Agreement.

11.02

Jet may at any time prior to exercising the Option herein abandon all its r;grrtb pursuant to this Agreement by giving 90 days notice in writing to Javorsky, and if Jet so abandons its rights, this Agreement shall be null and void for all purposes and no rights or liabilities shall arise hereunder.

12.

NOTICE

12.01

Any notice required to be given under this Agreement shall be by:

(a)

Pre-paid certified mail to the address of the party set forth herein, or such other address as the party may from time to time designate in writing, or

(b)

Personal delivery to the party.

12.02

Such notice shall be deemed to have been received by the party:

(a)

If mailed, on the fourth business day after the mailing thereof, provided such notice is posted within Canada;

(b)

If delivered, on the day of delivery; or

(c)

if, at any time, any notice is mailed and within the four day period aforesaid there is a known disruption of the postal service of Canada, such notice shall not be deemed to have been received until such extended period of +isle as .may be reasonably required for the delivery of same, depending upon such disruption.

13.

MISCELLANEOUS

13.01

Time shall be of the essence of this Agreement.

13.02

The parties shall execute such further assurances, or other documents, and do such further things as may be necessary to implement and carry out the intent of this Agreement.

13.03

This Agreement shall be construed in accordance to the laws of the Province of British Columbia.

13.04

Jet may assign its interest under this Agreement without the consent of Javorsky but such assignment cannot alter the obligations of this Agreement to provide for the interests of Javorsky.

13.05

This Agreement shall enure to the benefit of and be binding upon all parties, their heirs, executors, successors, administrators and assigns.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.